EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sempra Energy on Form S-3 of our reports dated (1) February 23, 1998 appearing in the Annual Report on Form 10-K of Enova Corporation for the year ended December 31, 1997 and (2) February 16, 1996 on San Diego Gas & Electric Company, appearing in the Annual Report on Form 10-K of Enova Corporation and San Diego Gas & Electric for the year ended December 31, 1995 incorporated by reference in Registration Statement No. 333-21229 of Mineral Energy Company (now Sempra Energy) on Form S-4 dated February 5, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP

San Diego, California
April 29, 1998